Exhibit 10.2

Resolutions Adopted by the Board of Directors of EVCI Career Colleges Holding Corp. on March 7, 2005

RESOLVED, that, in addition to the fee of $3,000 for attending each Board and Committee meeting previously authorized by this Board, each independent director of this Board shall be paid a retainer of $1,250 per month commencing April 1, 2005; and be it further

RESOLVED, that at EVCI's next annual meeting of stockholders, this Board shall recommend that EVCI's stockholders vote in favor of amending the 2004 Incentive Stock Plan to provide (i) in Section 10 (a), that the First Option shall be to purchase 10,000 shares and (ii) in Section 10 (c) (to be renumbered 10 (b) after deleting Section 10 (b) when the 2004 Incentive Stock Plan is amended and restated), that each Subsequent Option shall be to purchase 10,000 shares.